                                                                    EXHIBIT h(8)

                                    AMENDMENT
                                     TO THE
                            FUND ACCOUNTING AGREEMENT

      WHEREAS, New York Life Investment Management LLC ("NYLIM") and The MainStay Funds (the "Trust") are parties to an Amended and Restated Fund Accounting Agreement dated August 1, 2002 (the "Agreement"); and

      WHEREAS, the Trust and NYLIM desire to amend the Agreement to reflect the ability of NYLIM to delegate some or all of NYLIM's duties under the Agreement;

      NOW, THEREFORE, the Trust and NYLIM agree that the Agreement shall be hereby amended to add the following paragraph to Section 20:

      (e) With respect to any or all series of the Trust, NYLIM may enter into one or more contracts with a third party in which NYLIM delegates to such third party any or all of its duties specified in this Agreement, provided that such contract meets all the applicable requirements of the 1940 Act and rules thereunder.

      IN WITNESS HEREOF, the parties hereto have executed this Amendment as of this 14th day of June, 2005.

THE MAINSTAY FUNDS

By: /s/ Christopher O. Blunt
    -------------------------------
    Christopher O. Blunt
    President

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By: /s/ Gary E. Wendlandt
    ---------------------------
    Gary E. Wendlandt
    Chairman and Chief Executive Officer